Service Corporation International Increases Share Repurchase Authorization to $200 Million

HOUSTON, Nov. 11, 2010 /PRNewswire-FirstCall/ -- Service Corporation International (NYSE: SCI), the largest provider of deathcare products and services in North America, today announced that its Board of Directors has increased the authorized level of repurchases of its common stock by approximately $171.5 million.  When combined with approximately $28.5 million of authority remaining under the existing program, this represents a total of $200 million of current share repurchase authority effective November 10, 2010.

Cautionary Statement on Forward-Looking Statements

The statements in this press release that are not historical facts are forward-looking statements.  These forward-looking statements have been made in reliance on the "safe harbor" protections provided under the Private Securities Litigation Reform Act of 1995.  These statements may be accompanied by words such as "believe," "estimate," "project," "expect," "anticipate," or "predict," that convey the uncertainty of future events or outcomes.  These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of us.  There can be no assurance that we will buy any of our common stock under our share repurchase programs.  Important factors that could cause us to discontinue our share repurchases include, among others, unfavorable market conditions, the market price of our common stock, the nature of other investment opportunities presented to us from time to time, and the availability of funds necessary to continue purchasing common stock.  For further information on these and other risks and uncertainties, see our Securities and Exchange Commission filings, including our 2009 Annual Report on Form 10-K.  Copies of this document as well as other SEC filings can be obtained from our website at http://www.sci-corp.com.  We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

About Service Corporation International

Service Corporation International (NYSE: SCI), headquartered in Houston, Texas, is North America's leading provider of deathcare products and services.  At September 30, 2010, we owned and operated 1,405 funeral homes and 382 cemeteries (of which 218 are combination locations) in 43 states, eight Canadian provinces, the District of Columbia and Puerto Rico.  Through our businesses, we market the Dignity Memorial® brand which offers assurance of quality, value, caring service, and exceptional customer satisfaction.  For more information about Service Corporation International, please visit our website at www.sci-corp.com.  For more information about Dignity Memorial®, please visit www.dignitymemorial.com.

For additional information contact:

Investors:  Debbie Young – Director / Investor Relations  (713) 525-9088

Media:  Lisa Marshall – Managing Director / Corporate Communications (713) 525-3066

CONTACT:  Investors, Debbie Young – Director / Investor Relations, +1-713-525-9088, or Media, Lisa Marshall – Managing Director / Corporate Communications, +1-713-525-3066, both of Service Corporation International